Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	February 14, 2011
(218) 628-2217
IKONICS REPORTS 2010 RECORD SALES
DULUTH, MN — IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, announced record sales for 2010 of $16,517,000, a 9% increase over 2009 and earnings of $1,114,000 or $0.56 per share compared to a loss of $0.16 per share in 2009. The 2009 loss was caused by the write-off of an investment in Imaging Technologies International in the third quarter of 2009.
According to Bill Ulland, Ikonics CEO, the fourth quarter of 2010 was particularly gratifying with sales up 15% and net income up 66% over the fourth quarter of 2009. Commenting further, Ulland said:
“Our fourth quarter was enhanced by the sale of a Digital Texturing (DTX) V-Jet printer, sales of DTX consumables, Micro-Machining prototypes sold to a major electronics company, and Export shipments. This is the first quarter where our new business initiatives have had a significant impact on sales and earnings. We expect that trend to continue.”
“However,” Ulland cautioned, “in the future we anticipate many of the big ticket printer sales will be made directly by our strategic partner, Colour Scanner Technology GmbH (CST), and we will make the sales of consumables.”
The arrangement with CST provides that CST manufactures, sells and services printers, which is their core strength, while IKONICS provides its proprietary consumables to the printer customers. “I believe this arrangement will facilitate the commercialization of our DTX technology and let us focus on our core competencies of fluid and substrate development. The timing of these consumables sales will be dependent on the delivery schedule of CST printers to the market,” Ulland said. Ikonics is also offering another printer model to the DTX market manufactured by ITW Transtech.
This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, and new products and businesses initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, capital expenditure requirements, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.
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IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended December 31, 2010 and 2009

	Three Months Ended		Twelve Months Ended
	12/31/10	12/31/09	12/31/10	12/31/09
Net sales	$4,443,614	$3,851,241	$16,517,338	$15,121,617

Cost of goods sold	2,619,788	2,229,117	9,713,054	9,054,771

Gross profit	1,823,826	1,622,124	6,804,284	6,066,846

Operating expenses	1,331,982	1,290,223	5,270,045	5,197,195

Income from operations	491,844	331,901	1,534,239	869,651

Gain on sale of investment	—	—	—	29,762

Loss on investment	—	—	—	(918,951)

Interest income	6,009	2,988	19,681	8,178

Income (loss) before income taxes	497,853	334,889	1,553,920	(11,360)

Income tax expense	162,889	132,747	440,000	296,000

Net income (loss)	$334,964	$202,142	$1,113,920	$(307,360)

Earnings (loss) per common share-diluted	$0.17	$0.10	$0.56	$(0.16)

Average shares outstanding-diluted	1,976,618	1,969,420	1,973,447	1,973,739
CONDENSED BALANCE SHEETS
As of December 31, 2010 and 2009

	12/31/10	12/31/09

Assets
Current assets	$7,811,839	$6,417,488
Property, plant and equipment, net	5,012,933	5,234,244
Intangible assets	317,162	345,540

	$13,141,931	$11,997,272

Liabilities and Stockholders’ Equity
Current liabilities	$777,984	$809,186
Deferred income taxes	171,000	162,000
Long term debt	—	—
Stockholders’ equity	12,192,947	11,026,086

	$13,141,931	$11,997,272

CONDENSED STATEMENTS OF CASH FLOW
For the Twelve Months Ended December 31, 2010 and 2009

	12/31/10	12/31/09
Net cash provided by operating activities	$1,601,369	$1,374,112

Net cash used in investing activities	(1,637,182)	(847,420)

Net cash provided by (used in) financing activities	22,610	(123,844)

Net increase (decrease) in cash	(13,203)	402,848

Cash at beginning of period	1,304,586	901,738

Cash at end of period	$1,291,383	$1,304,586